                                                                    EXHIBIT 15.1





September 28, 1994

United Companies Financial Corporation
4041 Essen Lane
Baton Rouge, Louisiana

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of United Companies Financial Corporation and subsidiaries for the periods ended March 31, 1994 and 1993 and June 30, 1994 and 1993, as indicated in the reports of Deloitte & Touche dated
April 28, 1994 and July 27, 1994, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that the reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Baton Rouge, Louisiana